Exhibit 10.12

Amendment, dated as of September 30, 2002 (the “Amendment”), by and among DepoMed, Inc., a California corporation (the “Company”), Elan International Services, Ltd., a Bermuda exempted limited liability company (“EIS”), Elan Pharma International Limited, an Irish private limited liability company (“EPIL”), and Elan Corporation, plc, an Irish public limited company (“Elan”).

RECITALS:

Whereas, the Company, EIS, EPIL and Elan entered into a Funding Agreement, dated January 21, 2000 (the “Funding Agreement”), which set forth the terms and conditions of each of the parties subsequent funding obligations to Depomed Development Ltd., a Bermuda exempted limited liability company (“Newco”);

                WHEREAS, EIS agreed to lend the Company up to U.S.$8,010,000 in order for the Company to meet its subsequent funding obligations to Newco pursuant to the terms of a Convertible Promissory Note, dated January 21, 2000, for up to U.S.$8,010,000 in the principal amount outstanding (the “Note”);

                WHEREAS, EIS and EPIL entered into and Assignment and Assumption (the “Assignment”), as of January 1, 2001, in which EIS assigned its rights to the Funding Agreement and the Note to EPIL and EPIL assumed the liabilities of EIS with respect to the Funding Agreement and the Note;

                WHEREAS, pursuant to Section 3.10 of the Funding Agreement, the Funding Agreement may be amended upon the written consent of the parties to the Funding Agreement; and

                WHEREAS, pursuant to Section 9(d) of the Note, the Note may be amended upon the written consent of the parties to the Note.

                NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

                                1.             Amendment to the Funding Agreement.  The parties agree that Section 1.1 of the Funding Agreement shall be deleted in its entirety and replaced with the following:

“1.1.        It is estimated that Newco will require an additional U.S.$9,741,753 to commence development of the Products based upon the DMI Intellectual Property, the Elan Intellectual Property and/or the Newco Technology (the “Subsequent Funding”). On and after the Closing Date and until September 30, 2002, EIS and DMI may provide to Newco, by way of contributed surplus or loan, as may be agreed to by EIS and DMI, up to an aggregate maximum amount of U.S.$9,741,753, such funding to be provided by EIS and DMI to Newco on a pro rata basis based on their respective equity interests, on a fully-diluted basis.”

                2.             Amendment to the Note.  (a)  The parties agree that Section 2(a) of the Note shall be deleted in its entirety and replaced with the following:

                “(a) From and after the date hereof and until September 30, 2002, disbursements shall be made by EIS to the Company hereunder in minimum increments of U.S.$250,000 (except in the event that an amount less than U.S.$250,000 shall be remaining and available for funding hereunder, in which case such lesser amount may be funded hereunder); provided, that the Company shall have, prior to each such disbursement, delivered a written request therefor to the Holder in the form attached hereto as Exhibit A (the “Disbursement Notice”), together with an Officer’s Certificate confirming that as of such date no Event of Default exists hereunder; the Holder shall, subject to the terms and conditions hereof, fund the applicable amount within 10 business days of the receipt of the Disbursement Notice, subject to the receipt by the Holder of any required approvals under the Mergers and Takeovers (Control) Acts 1978-1996; provided, further, that the Company shall be entitled to receive up to one disbursement per each 90-day period from and after the date hereof; provided, further, that disbursements shall be made by EIS to the Company after September 30, 2002 for activities completed by Newco prior to September 30, 2002 in respect of which a Disbursement Notice is delivered by the Company to EIS on or before November 30, 2002 or, if later, 5 business days after Newco provides the Company with such information, including information regarding Newco expenses incurred by Elan, as is reasonably necessary for the Company to prepare a Disbursement Notice for Newco activities completed on or before September 30, 2002. Notwithstanding any other provision herein disbursements made in respect of expenses for 2002 shall not exceed $2,430,977.26.  A “business day” is any day that commercial banks are open for the transaction of business in the City of New York and in the City of San Francisco.”

(b)           The parties agree that Section 6 of the Note shall be deleted in its entirety and replaced with the following:

                “The Company shall use the proceeds of this Note solely for developmental funding of Newco; provided, that the Board of Directors of Newco shall have determined that such developmental funding is necessary (which approval shall in all events include the consent of at least one director designated by the Company and at least one director designated by EIS); provided, further, that the Company shall not use the proceeds of this Note as reimbursement for any developmental funding independently contributed to Newco by the Company.  Accordingly, total disbursements hereunder shall not in any event exceed the amount of Development Funding funded by the Company to Newco pursuant to the Funding Agreement.”

                3.             Except as set forth above, the provisions of the Funding Agreement and the Note shall remain in full force and effect as originally stated therein. Such amended provisions shall take effect as if originally a part of the agreement to which they apply.

                IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.

DEPOMED, INC.

By:	/s/ JOHN F. HAMILTON
Name: John F. Hamilton
Title: Chief Financial Officer

ELAN INTERNATIONAL SERVICES, LTD.

By:	/s/ DEBRA MOORE BURYJ
Name: Debra Moore Buryj
Title: Vice President

ELAN PHARMA INTERNATIONAL LIMITED

By:	/s/ SEAMUS MULLIGAN

Name: Seamus Mulligan

Title: _____________________

ELAN CORPORATION, PLC

By:	/s/ SEAMUS MULLIGAN

Name: Seamus Mulligan

Title: Executive Vice President